Exhibit 99.1

LaBranche & Co Inc. Jeffrey A. McCutcheon Senior Vice President & Chief Financial Officer (212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Announces Amendment To 2010 Equity Incentive Plan;

Supplement To Definitive Proxy Statement

NEW YORK, May 10, 2010 – LaBranche & Co Inc. (NYSE: LAB) (the “Company”) announced today that its Board of Directors has amended the LaBranche & Co Inc. 2010 Equity Incentive Plan: (i) to reduce the maximum number of shares of common stock that may be delivered to participants under the plan, subject to certain adjustments, from an aggregate of 4,500,000 shares to an aggregate of 2,000,000 shares; and (ii) to revise certain provisions to expressly prohibit repricing of any awards without prior approval of the Company’s stockholders. The plan is the subject of a proposal contained in the Company’s definitive proxy statement relating to its 2010 Annual Meeting of Stockholders to be held on May 18, 2010. A supplement to the Company’s definitive proxy statement relating to the amendments to the plan will be available on the Internet at www/proxyvote.com, and is being mailed to certain stockholders who have previously requested paper copies of our proxy materials.

If you want to change your vote, or have any questions or require voting assistance, please contact Morrow & Co., Inc., which is assisting the Board of Directors:

Morrow & Co., Inc.

telephone: (800) 662-5200 or (203) 658-9400

email: Labranche.info@morrowco.com

The Company is the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally and LaBranche Financial Services, LLC, which provides securities execution, fixed income and brokerage services to institutional investors.